Exhibit 99.5

PCT LTD Announces Joint Business Venture with ProtectX
International, Inc.

Little River, SC – May 14, 2021 – PCT LTD (OTC:PINK “PCTL”) announces its recent agreement to form a joint venture with ProtectX International (“PXI”) for the joint and mutually beneficial market development and sales of PCTL’s Annihilyzer® Infection Control Systems, Hydrolyte® disinfectant and the surfactant cleaner known as PCT Green, which will be re-branded by ProtectX under the “PureGen” nomenclature.

Gary Grieco, CEO, stated, “We are fortunate to have come to an agreement with ProtectX, a well-respected, aggressive company that brings real-time marketing assets, ideas and an extensive client base to the table.” Grieco further commented, “We like their approach to in-depth learning about our equipment and fluid solutions, as well as how creative they are in developing an attractive and sellable brand around PCTL’s Annihilyzer® line.”

While PCTL develops its business relationship with ProtectX, both companies are working together to further incorporate new customer-centered design elements into the new generation of higher-volume Annihilyzer® equipment. PCTL has dedicated its engineering and sales personnel to the joint effort, and ProtectX has fully engaged in developing marketing and business development assets, such as sales personnel training, website development and other valuable tools to move the commercialization efforts forward quickly and effectively in the United States, Canada and Mexico.

ProtectX International is focused on bringing best- in- class solutions to market for the health and safety of people and the facilities where they invest their life. “We chose the PCT technology because of its efficacy in the destruction of pathogens, very low toxicity, environmental benefits of generating cleaning and disinfectant solutions onsite, and the dedication to tracking technology to mitigate facility owner risks,” stated Carol McKown, CEO of ProtectX.

“The PCT products and technologies are a wonderful addition to our portfolio of products. Our goal is to expand the PCT reach under the PureGen brand into the healthcare market globally and to insert these wonderful solutions into institutional, commercial, and industrial applications. We also plan to jointly develop equipment and solutions for smaller businesses.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp).

About ProtectX:

ProtectX International, Inc. (“PXI”) is a global solutions company focused on facility health and safety. PXI discovers, vets, and develops best- in class- custom solutions for businesses in healthcare, hospitality, education, transportation, retail, and industrial. PXI partners with businesses to ensure their facilities are healthy and safe environments through a comprehensive, holistic approach to surfaces, air, water, and human touch.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL_). PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up- to- date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements." Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

www.para-con.com
www.pctcorphealth.com
www.pctcorporation.com
www.protectxpro.com
Twitter: https://mobile.twitter.com/PCTL_

Investor Relations Contact
Andrew Barwicki
(516) 662-9461
andrew@barwicki.com
or
IR@para-con.com